Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES RECORD 2012 SECOND QUARTER RESULTS
20% Increase in Second Quarter Revenue Generated Over 71% Increase in Net Income

Reaffirms 2012 Guidance

Edgewood, NY – August 7, 2012 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced record results for the 2012 second quarter and six months ended June 30, 2012.

Second Quarter 2012 vs. 2011
•	Revenue increased 19.7% to $20,854,627 from $17,426,223;
•	Gross margin was 27.7% compared to 24.4%;
•	Pre-tax income increased 92.1% to $4,024,019 compared to $2,094,816; and,
•	Net income increased 71.6% to $2,696,019 or $0.36 per diluted share, compared to $1,570,816, or $0.22 per diluted share.

First Half 2012 vs. 2011
•	Revenue increased 21.4% to $40,575,722 from $33,435,831;
•	Gross margin was 26.5% compared to 24.2%;
•	Pre-tax income increased 64.0% to $6,734,338 compared to $4,106,865;
•	Net income increased 57.0% to $4,615,338 or $0.63 per diluted share compared to $2,938,865 or $0.41 per diluted share; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $980 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “The 19.7% increase in second quarter revenue resulted in a more than 71% increase in net income, as several of our long-term programs including the NGC E-2D program, the Gulfstream G650 program and Boeing A-10 program, are in full scale production and we no longer incur excess costs related to engineering and design changes for these contracts.

“The 21.4% increase in 2012 first half revenue was due to a $7.6 million or 185% increase in revenue generated from commercial customers, with the Gulfstream G650 (up by $4 million) and Honda (up by $1.8 million) accounting for most of the increase.  Revenue generated from prime government contracts increased by 14% to approximately $3.6 million, while revenue generated by government subcontracts decreased by 3.5% to approximately $25.3 million.  Of note, for the 2012 first half, revenue generated from government subcontracts, commercial contracts and prime government contracts accounted for approximately 62%, 29% and 9% of total revenue, respectively.”

Mr. Fred continued, “Our gross margin for second quarter and first half of 2012 was in line with our expected annual range of 25%-27%.  Our selling, general and administrative expenses as a percent of revenue for the second quarter and first half decreased to 7.5% and 9.1%, respectively, as compared to 11.9% and 11.6%, respectively, in the same periods of last year, mainly due to changes we implemented in our policy of issuing stock options to our board of directors.”

Mr. Fred continued, “We have continued to receive large contract awards from existing and new customers.  As of August 3, 2012, we have been awarded approximately $44.6 million in new contracts most of which are government subcontract awards. Included in this amount are a $12.7 million purchase order from Boeing for assemblies on the A-10 aircraft and a $10.7 million order from Goodrich Corporation for structural aerospace assemblies. In the same period last year, we received $58.6 million of new contract awards.”

He continued, “Additionally, we have approximately $980 million in formalized bids outstanding, and we continue to make bids on contracts on a weekly basis. As previously announced, unawarded solicitations include two bids totaling approximately $647 million to an international aerospace company for work on the Boeing 787.”

Mr. Fred went on to say, “Our record first half results were in line with expectations.  We are projecting a much better second half, as well, and a particularly strong fourth quarter, as our newest contracts begin to generate revenue and income.  We are reaffirming our 2012 guidance which calls for: revenue to be in the range of $95 million to $98 million; gross margin in the range of 25%-27%; and net income in the range of $12 million to $13 million.

“When we announced our 2012 first quarter results in May, we noted that our 2012 guidance has factored in the current defense budget environment and reflects the cuts mandated by the Budget Control Act of 2011.  It remains unclear whether sequestration will take effect in January 2013 and what the impact of even deeper cuts in defense spending will have on CPI Aero’s existing and projected defense contracts. As a result, we continue to believe it prudent to refrain from providing 2013 guidance until the federal budget situation becomes sufficiently defined.  We expect to announce our 2013 guidance later on this year, aligning the timing with guidance announcements from our industry peers.”

Mr. Fred concluded, “Finally, to support our continued growth, in June and July 2012 we raised approximately $13.5 million through a public offering, which gave us greater financial flexibility. We used $4 million of the net proceeds to repay a portion our revolver and as of June 30, 2012, we have credit lines in place with a combined borrowing capacity of $22.5 million.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, August 7, 2012 at 10:00 am ET to discuss second quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell 2000® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended March 31, 2012.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release                                                                                                                                                                                                                                                                                                       Page 2
August 7, 2012

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenue	$ 20,854,627	$ 17,426,223	$ 40,575,722	$ 33,435,831
Cost of sales	15,085,983	13,181,422	29,842,692	25,340,926
Gross profit	5,768,644	4,244,801	10,733,030	8,094,905
Selling, general and administrative expenses	1,570,231	2,082,464	3,675,112	3,882,887
Income from operations	4,198,413	2,162,337	7,057,918	4,212,018
Interest expense	174,394	67,521	323,580	105,153
Income before provision for income taxes	4,024,019	2,094,816	6,734,338	4,106,865
Provision for income taxes	1,328,000	524,000	2,119,000	1,168,000
Net income	$ 2,696,019	$ 1,570,816	$ 4,615,338	$ 2,938,865

Basic net income per common share	$ 0.37	$ 0.23	$ 0.65	$ 0.43

Diluted net income per common share	$ 0.36	$ 0.22	$ 0.63	$ 0.41

Shares used in computing earnings per common share:
Basic	7,222,554	6,847,357	7,087,732	6,821,437
Diluted	7,414,273	7,148,591	7,280,294	7,124,603

 Aero News Release                                                                                                                                                                                                                                                                                                                 Page 3
August 7, 2012

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash	$ 3,604,047	$ 878,200
Accounts receivable, net	8,719,108	4,285,570
Costs and estimated earnings in excess of billings on uncompleted contracts	88,717,666	79,010,362
Deferred income taxes	257,000	257,000
Prepaid expenses and other current assets	681,595	662,326
Total current assets	101,979,416	85,093,458

Plant and equipment, net	3,079,313	2,629,569
Deferred income taxes	1,162,000	1,105,000
Other assets	108,080	112,080
Total Assets	$ 106,328,809	$ 88,940,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 9,211,509	$ 11,998,244
Accrued expenses	225,358	994,398
Current portion of long-term debt	1,749,487	887,380
Line of credit	14,600,000	16,100,000
Deferred income taxes	125,000	125,000
Income taxes payable	3,653,070	2,802,000
Total current liabilities	29,564,424	32,907,022

Long-term debt, net of current portion	4,000,716	889,239
Deferred income taxes	660,000	660,000
Other liabilities	551,418	457,639
Total Liabilities	34,776,558	34,913,900

Commitments

Shareholders’ Equity:
Common stock - $.001 par value, authorized 50,000,000 shares, issued 8,157,719 and 7,079,638 shares, respectively, and outstanding 8,157,719 and 6,946,381 shares, respectively	8,158	7,080
Additional paid-in capital	47,148,011	35,346,273
Retained earnings	24,450,190	19,834,852
Accumulated other comprehensive loss	(54,108)	(21,772)
Treasury stock, 0 and 133,257 shares, respectively (at cost)	----	(1,140,226)
Total Shareholders’ Equity	71,552,251	54,026,207
Total Liabilities and Shareholders’ Equity	$ 106,328,809	$ 88,940,107

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